EXHIBIT 4.2

COVEY PARK GUARANTOR

SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE (this “Covey Park Guarantor Supplemental Indenture”) dated as of July 16, 2019, by and among the parties that are signatories hereto as Guarantors (each a “Guaranteeing Subsidiary”), Comstock Resources, Inc., a Nevada corporation (the “Company”), and Wells Fargo Bank, National Association, a national banking association, as Trustee under the Indenture referred to below.

W I T N E S SETH:

WHEREAS, Covey Park Energy LLC, a Delaware limited liability company, and Covey Park Finance Corp., a Delaware corporation, both predecessors by merger to the Company (together, the “Predecessors”), have heretofore executed and delivered to the Trustee an indenture (as amended, supplemented, waived or otherwise modified, the “2025 Indenture”), dated as of May 3, 2017 providing for the issuance of 7.50% Senior Notes due 2025 (the “2025 Notes”);

WHEREAS, on the date hereof, immediately prior to the effectiveness of this Covey Park Guarantor Supplemental Indenture, the Predecessors merged with and into the Company, with the Company surviving and continuing its existence under the laws of the State of Nevada, and the merger became effective under the laws of the State of Nevada;

WHEREAS, on the date hereof, immediately prior to the effectiveness of this Covey Park Guarantor Supplemental Indenture, pursuant to a separate supplemental indenture (the “Covey Park Supplemental Indenture”), the Company assumed all of the Predecessors’ Obligations under the 2025 Notes and the 2025 Indenture;

WHEREAS, the 2025 Indenture provides that under certain circumstances a Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which a Guaranteeing Subsidiary shall unconditionally Guarantee all of the Company’s Obligations under the 2025 Notes and the 2025 Indenture on the terms and conditions set forth herein (the “Note Guarantee”);

WHEREAS, pursuant to Section 9.01(i) of the Indenture, each Guaranteeing Subsidiary may be added as an additional Guarantor without the consent of any Holder; and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Covey Park Guarantor Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, each Guaranteeing Subsidiary and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the 2025 Notes as follows:

1.CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the 2025 Indenture.

2.AGREEMENT TO GUARANTEE. Each Guaranteeing Subsidiary hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Note Guarantee and in the 2025 Indenture including but not limited to Article 10 thereof.

3.NO RECOURSE AGAINST OTHERS. No director, officer, employee, incorporator or stockholder or other owner of any Capital Stock of the Company, the Predecessors or any Guarantor or

Guaranteeing Subsidiary, as such, will have any liability for any obligations of the Company, the Predecessors or any Guarantor or Guaranteeing Subsidiary under the 2025 Notes, the 2025 Indenture or a Note Guarantee or for any claim based on, in respect of, or by reason of, such obligations or its creation. Each Holder of 2025 Notes by accepting a 2025 Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the 2025 Notes.

4.NOTICES. All notices, whether faxed or mailed, will be deemed received in accordance with Section 12.01 of the Indenture to the following:

If to the Company, as successor, or any Guaranteeing Subsidiary:

Comstock Resources, Inc.

5300 Town and Country Blvd., Suite 500

Frisco, Texas 75034

Attention: Roland O. Burns

Facsimile: 972.668.8812

If to the Trustee:

Wells Fargo Bank, National Association

150 East 42nd Street, 40th Floor

New York, New York 10017

Fax No.: (917) 260-1593

Attention: Corporate, Municipal & Escrow Services

5. NEW YORK LAW TO GOVERN. THE LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS COVEY PARK GUARANTOR SUPPLEMENTAL INDENTURE.

6.COUNTERPARTS. The parties may sign any number of copies of this Covey Park Guarantor Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

7.EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

8.THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Covey Park Guarantor Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by each undersigned Guaranteeing Subsidiary and the Company.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Covey Park Guarantor Supplemental Indenture to be duly executed as of the date first above written.

COMSTOCK RESOURCES, INC., as successor

By:	/s/ ROLAND O. BURNS
Name: Roland O. Burns
Title: President and Chief Financial Officer

COMSTOCK OIL & GAS, LLC, as a Guaranteeing Subsidiary

By:	/s/ ROLAND O. BURNS
Name: Roland O. Burns
Title: President and Chief Financial Officer

COMSTOCK OIL & GAS-LOUISIANA, LLC, as a Guaranteeing Subsidiary

By:	/s/ ROLAND O. BURNS
Name: Roland O. Burns
Title: President and Chief Financial Officer

Acknowledged by:

WELLS FARGO BANK,

NATIONAL ASSOCIATION,

as Trustee

By: /s/ RAYMOND DELLI COLLI
Name: Raymond Delli Colli
Title: Vice President